GNC Holdings, Inc. Announces Quarterly Dividend

PITTSBURGH, April 27, 2016 - The Board of Directors of GNC Holdings, Inc. (the “Company”) authorized and declared the quarterly cash dividend for the second quarter of 2016 of $0.20 per share of the Company’s common stock.  The dividend will be paid on or about June 24, 2016 to stockholders of record as of the close of business on June 10, 2016.
GNC Holdings, Inc. (NYSE: GNC) - headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.
The Company's foundation is built on 80 years of superior product quality and innovation. GNC connects customers to their best by offering a premium assortment of vitamins, minerals, herbal supplements, diet, sports nutrition and protein products.  This assortment features proprietary GNC - including Mega Men®, Ultra Mega®, Total Lean™, Pro Performance®, Pro Performance® AMP, Beyond Raw®, GNC Puredge®, GNC GenetixHD®, Herbal Plus® - and nationally recognized third-party brands.
GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships.  As of December 31, 2015, GNC had more than 9,000 locations, of which more than 6,700 retail locations are in the United States (including 1,084 franchise and 2,327 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Contacts

Investors:

Tricia Tolivar, Executive Vice President & Chief Financial Officer, (412) 288-2029; or
John Mills, Partner - ICR, (646) 277-1254